Exhibit 10.1

EXECUTION VERSION

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this ____3rd___ day of September, 2026 (the “Effective Date”), by and between TRUSTMARK BANK, a Mississippi banking corporation (“Seller”), and the entities set forth in the column titled “Buyer” on Exhibit E attached hereto, each a Delaware limited liability company (individually and/or collectively, as the context may require, “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell thirty-four (34) separate premises of real property located in the Cities and State(s) listed on Exhibit E hereto as more fully described in Exhibit A attached hereto and by reference incorporated herein, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Allocated Purchase Price” shall mean, with respect to each Premises, the portion of the Purchase Price allocated to such Premises as set forth on Exhibit E attached hereto. Seller and Buyer acknowledge that the Allocated Purchase Prices are not necessarily established for income tax, financial or accounting purposes.

(b) “Allocated Rent” shall mean, with respect to each Premises, the portion of the annual base rent under the applicable Lease allocated to such Premises as set forth on Exhibit E attached hereto.

(c) “Business Day” shall mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a U.S. federal holiday.

(d) “Closing” shall mean the consummation of the purchase and sale of all of the Premises (as defined below) in accordance with the terms of this Agreement.

(e) “Closing Date” shall mean the date on which the Closing actually occurs.

(f) “Escrow Agent” shall mean First American Title Insurance Company, by and through its National Division, whose address is set forth in Section 17 below.

(g) “Estoppel” shall mean an estoppel certificate in the form prepared by Buyer (and reasonably acceptable to Seller) from any parties to any declarations, reciprocal easement agreements, or operating easement agreements affecting a Premises.

(h) “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”), including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which each of the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including, but not limited to, oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(i) “Improvements” shall mean all of the improvements on all of the Properties, including but not limited to the building(s), the site improvements, all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, canopies, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas and all appurtenances thereto, excluding ATMS/night drop boxes, vaults, safes, safe deposit boxes, drive up kiosks, furniture, telephone and communication systems, security equipment, signage, Information Technology (IT) systems and other trade fixtures.

(j) “Lease” shall mean, with respect to each Premises, an individual Lease Agreement for such Premises to be entered into at Closing between Buyer (or the applicable affiliate of Buyer taking title to such Premises), as lessor, and Tenant, as lessee, in the form attached as Exhibit B (collectively, the “Leases”). The financial terms of each Lease are as follows: fifteen (15)-year base term, and annual base rent equal to the Allocated Rent for such Premises as set forth on Exhibit E, with base rent increasing every year by 1.50%.

(k) “Permits” shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements on each of the respective Premises, including, without limitation, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

(l) “Permitted Exceptions” shall mean all of the following: (i) the Lease; (ii) ad valorem real property taxes and assessments for the year of Closing that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) applicable zoning ordinances, building codes and land use laws and regulations; and (v) all other matters set forth in the Title Commitments and Surveys described on Schedule 1.

(m) “Post-Closing Letter Agreement” shall mean, with respect to each Premises for which the same is required, a letter agreement to be entered into by and between Buyer (or the applicable affiliate of Buyer taking title to such Premises), as landlord, and Tenant on the Closing Date in the form attached hereto as Exhibit I.

(n) “Personalty” shall mean all items of tangible personal property owned by Seller which are located on and which are used or useful in connection with the maintenance and operation of each of the respective Premises; specifically excluding, however, any personal property owned by Tenant and any intangible or tangible personal property related to Tenant’s operation of its business from the Premises.

(o) “Phase I Report” shall mean a Phase I Environmental Site Assessment: (i) certified to Buyer, (ii) prepared by Bureau Veritas that shall carry professional liability insurance in such amounts reasonably acceptable to Buyer, (iii) that is consistent with good commercial and customary practice by implementing the American Society for Testing and Materials (“ASTM”), Standard Practice for Environmental Site Assessments: Phase I ESA Process (the “Phase I Standard”), as updated and amended from time to time (currently, “ASTM E 1527-21”), and (iv) conducted no more than one hundred eighty (180) days prior to the Closing Date such that the assessment meets the requirements of the Phase I Standard. The Phase I Standard shall be met if the components of the inquiries made in the assessment were conducted or updated within one hundred eighty (180) days of and prior to the Closing Date in accordance with Section 4.6 of the ASTM E 1527-21 standard.

(p) “Phase I Reports” shall collectively mean the Phase I Reports for all of the Properties.

(q) “Plans” shall mean the final “as-built” plans and specifications for the Improvements.

(r) “Premises” shall mean a fee simple interest in each of the thirty-four (34) separate parcels of real property being more particularly described on Exhibit A attached hereto and as listed on Exhibit E attached hereto and by reference incorporated herein, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any mineral rights or interests, and (iv) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

(s) “Properties” shall collectively mean a fee simple interest in all of the Premises to be sold pursuant to this Agreement, and shall not include any intangible property related to the name of Seller or items related to the operation of Seller’s business.

(t) “Purchase Price” shall mean the total purchase price of all of the Properties which is Ninety-One Million Seven Hundred Thousand and 00/100 Dollars ($91,700,000.00), which purchase price is comprised of the individual purchase prices for each of the Premises which is more particularly set forth on Exhibit E.

(u) “Right of Replacement Side Letter” shall mean that certain letter agreement to be entered into by and between Blue Owl Real Estate Capital LLC (or an affiliate of Buyer) and Seller on the Closing Date in the form attached hereto as Exhibit H.

(v) “Seller’s Actual Knowledge”, “Seller’s Knowledge”, or words of similar import shall mean the actual knowledge, without any duty of inquiry or investigation, of Mel Channel, the Director of Corporate Facilities and Security (“Seller Knowledge Individual”). No Seller Knowledge Individual shall have any personal liability hereunder on account of any of Seller’s representations or warranties or the breach thereof.

(w) “Tenant” shall mean Trustmark Bank, a Mississippi banking corporation.

(x) “Title Company” shall mean First American Title Insurance Company, by and through its National Division Office, which shall issue the owner’s policy of title insurance required hereunder.

2. Purchase and Sale of Properties. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Properties to Buyer, and Buyer hereby agrees to purchase the Properties from Seller.

3. Purchase Price for Properties. The Purchase Price, less any apportionments set forth in Section 11 hereof, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

4. Closing Date. The Closing shall occur simultaneously with the execution and delivery of this Agreement on the Effective Date.

5. Seller Deliveries. On or before the Effective Date of this Agreement, Seller has delivered to Buyer any and all of the following regarding the Properties which Seller has in its actual possession or control: (i) surveys, (ii) Plans, (iii) Permits, (iv) environmental reports, studies or assessments, (v) warranties, and (vi) all financial data regarding Tenant and regarding Tenant’s financial performance on the Properties. Seller has also delivered (or made available) to Buyer the following third-party reports at Seller’s cost, subject to partial reimbursement by Buyer at Closing pursuant to Article 11 below: (i) a Phase I Report for each Premises, (ii) a Commitment from the Title Company for an owner’s extended title insurance policy (ALTA form) with respect to each of the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price allocated to that Premises (the “Title Commitments”), together with copies of all title exceptions identified in the Title Commitments, (iii) an ALTA as-built survey of each Premises by NV5 (the “Surveys”), and (iv) a new zoning report for each Premises prepared by Bureau Veritas (the “Zoning Reports”).

6. As-Is; Buyer’s Inspections. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED TO BUYER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE DEEDS AND THE LEASES), BUYER IS PURCHASING THE PROPERTIES IN THEIR “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AS OF THE CLOSING DATE, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY SELLER OR ANY AGENT OF SELLER. BUYER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO INSPECT THE PROPERTIES DURING THE INSPECTION PERIOD AND IS RELYING SOLELY UPON ITS OWN INSPECTIONS, INVESTIGATIONS AND ANALYSES IN PURCHASING THE PROPERTIES. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING.

7. Title to Premises; State of Title to be Conveyed. At the Closing, Seller shall convey good, marketable and insurable fee simple title to each of the Premises to Buyer (or to such entities as Buyer shall designate pursuant to Section 19(a) hereof) by the applicable Deed, free and clear of all liens, defects of title, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions.

8. Reserved.

9. Reserved.

10. Deliveries at Closing. On the Effective Date, simultaneously with the execution and delivery of this Agreement and the Closing, Buyer and Seller shall deliver to the Escrow Agent (to be held in escrow), the documents and items indicated below.

(a) Seller shall deliver to Buyer (via escrow with Escrow Agent) at the Closing:

(i) A customary “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances (other than the Permitted Exceptions) naming Title Company as the benefited party, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance for each of the respective Premises and otherwise insure any “gap” period occurring between the Closing and the recordation of the Deed(s).

(ii) A duly executed Special Warranty Deed (or state equivalent) (the “Deeds”) with respect to each of the Premises, subject to all matters of record, in substantially the form attached as Exhibit D for each Premises’ specific state, and otherwise as approved by the Title Company and revised as needed to conform to the requirements of state law for the state in which each of the Premises are located.

(iii) A duly executed counterpart of each Lease in the form attached as Exhibit B duly executed by Tenant.

(iv) A duly executed counterpart of the Right of Replacement Side Letter.

(v) A duly executed counterpart of a Post-Closing Letter Agreement with respect to each Premises, as applicable.

(vi) A duly executed Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to each of the Premises in the form attached as Exhibit C, together with all of the documents assigned thereby.

(vii) A duly executed Quit Claim Bill of Sale with respect to the Personalty for each of the respective Premises in the form attached as Exhibit F.

(viii) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(ix) All certificates of insurance, insuring Buyer as the owner of each of the Premises, which are required to be furnished to landlord by the Tenant under the applicable Lease.

(x) A certification from Seller that all of the representations and warranties of Seller set forth herein are true and correct as of the Closing Date.

(xi) Duly executed counterparts of the closing statement.

(xii) To the extent received, the Estoppels.

(xiii) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

(b) Buyer shall deliver to Seller (via escrow with the Escrow Agent) at the Closing:

(i) Duly executed counterparts of the closing statement.

(ii) A duly executed counterpart of each Lease duly executed by Buyer as landlord.

(iii) A duly executed counterpart of the Right of Replacement Side Letter.

(iv) A duly executed counterpart of each Post-Closing Letter Agreement required to be delivered pursuant to Section 10(a) hereof.

(v) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement.

(vi) The Purchase Price, less all the prorations and adjustments provided for herein.

11. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a) The payment of the following Closing costs shall be allocated between Buyer and Seller in accordance with local custom as set forth on Schedule 11 attached hereto: (i) real estate conveyance taxes and other transfer taxes, if any, for the Properties imposed by state or local authorities; (ii) the cost of the Title Commitments, including search and examination fees; (iii) premiums for standard owner’s policies of title insurance; and (iv) fees for recording the Deeds.

(b) The Seller shall be charged with the following Closing costs: (i) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to each of the Premises as herein provided; (ii) legal fees and expenses of Seller; (iii) one-half of the cost of the Phase I Reports, the Zoning Reports, and the Surveys; and (iv) one-half of all costs and fees charged by the Escrow Agent. All of such Seller costs shall be credited against the Purchase Price payable to Seller at the Closing.

(c) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer’s counsel; (ii) any cost Buyer incurs in inspecting the Properties; (iii) the cost of the extended coverage for owner’s policy of title insurance and all title endorsements that Buyer shall choose to obtain; (iv) one-half of all costs and fees charged by the Escrow Agent; and (v) one-half of the cost of the Phase I Reports, the Zoning Reports, and the Surveys.

(d) Payment of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the applicable Lease.

(e) Proration of Expenses. Seller and Buyer agree that in connection with Tenant entering into the Leases at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges and other expenses concerning the Properties shall be borne by the Tenant, as tenant under the Leases.

12. Reserved.

13. Seller’s Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Properties, Seller makes the following covenants, representations and warranties:

(a) Seller is duly organized, validly existing and in good standing as a Mississippi banking corporation. Seller is authorized to consummate the transaction set forth herein and to fulfill all of its obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Seller have been duly authorized by all requisite corporate or other required action on the part of Seller and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. Seller has obtained all necessary authorizations, consents and permissions required to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any law or any provision of the organizational documents of Seller, will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or any Premises is bound, or will conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under any contract, agreement, instrument or document, oral or written, to which Seller is a party.

(b) Seller has no actual knowledge of any condition or state of facts which would preclude, limit or restrict the business operations conducted or contemplated, pursuant to the terms of the applicable Lease at each Premises, to be conducted by Tenant.

(c) There are no employees of Seller at any of the Premises for whom Buyer would have liability following the Closing.

(d) To Seller’s actual knowledge, none of the Premises or the use thereof by Tenant or the condition thereof violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to any of the Premises.

(e) To Seller’s actual knowledge, there is no pending or threatened litigation or other proceeding affecting any Premises.

(f) To the best of Seller’s knowledge, there is no pending or threatened or contemplated taking or eminent domain action affecting any Premises.

(g) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

(h) To Seller’s actual knowledge, Seller has not knowingly provided Buyer with any financial information regarding the Properties or Tenant that is materially false or misleading when provided.

(i) To Seller’s actual knowledge, except as disclosed in the Phase I Reports, no Hazardous Materials have been stored, treated, disposed of or incorporated into, on or around any of the Premises in violation of any applicable statutes, ordinances or regulations, and each of the Premises are in compliance with all applicable environmental, health and safety requirements.

(j) Except for: (i) the Leases with the Tenant which will be entered into on the date of Closing and (ii) the leases set forth on Exhibit G (the “Existing Occupancy Agreements”), there are no third party leases or other rights of possession affecting any of the Premises as of the date hereof. Following Closing, the Existing Occupancy Agreements shall constitute subleases, licenses, or other occupancy rights under the applicable Lease to the extent provided therein. Seller makes no representation regarding the future performance, renewal, extension, expiration, or enforceability of any Existing Occupancy Agreement after Closing, all of which shall be governed by the terms of the applicable Lease and applicable Existing Occupancy Agreement. Buyer acknowledges and agrees that Seller shall retain all economic benefits of the Existing Occupancy Agreements as tenant under the Leases and Buyer shall have no direct rights against any subtenant except through Seller under the applicable Lease. Buyer acknowledges that Seller makes no representation or warranty regarding the creditworthiness or future performance of any subtenant or occupant under the Existing Occupancy Agreements.

(k) Except as disclosed in the Title Commitments, Seller has not granted any rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to any of the Premises.

(l) Seller has not entered into any contracts, subcontracts or agreements, including, without limitation, any service contracts or brokerage agreements, with respect to the Premises other than contracts entered into in the ordinary course of business the obligations of which shall be Tenant’s (and not Buyer’s) from and after the Closing under the terms of the applicable Lease.

(m) To Seller’s actual knowledge, Seller has not received any written notice of any current or pending environmental investigation against any of the Premises, and Seller does not have any actual knowledge of any pending environmental investigation against any of the Premises. Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Materials discharge or seepage at any Premises.

(n) The due diligence materials delivered or made available to Buyer pursuant to Section 5 hereof consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Premises.

(o) To Seller’s actual knowledge, Seller currently possesses all requisite Permits necessary to own, maintain, operate and use the Premises, and has made available to Buyer true, correct and complete copies of the Permits. To Seller’s actual knowledge, Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any Permit, or (ii) any failure by Seller to obtain any Permit required for the use, occupancy or operation of any of the Premises that has not been cured.

(p) Seller is not acting on behalf of (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 that is subject to Section 4975 thereof (each of the foregoing, a “Plan”), (iii) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(q) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true upon the execution of this Agreement and shall be considered reaffirmed as of the Closing Date, and shall survive the Closing and delivery of the Deeds for a period of nine (9) months after the Closing (the “Survival Period”), after which time they shall terminate and be of no further force or effect. Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the Deeds delivered at Closing but shall survive the Closing for the Survival Period. Any claim by Buyer for a breach of any representation, warranty or agreement of Seller must be made in writing and delivered to Seller prior to the expiration of the Survival Period, and any claim not so made shall be deemed waived. Following the Closing, Buyer may pursue direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations, warranties or covenants expressly set forth in this Agreement; provided, however, that (i) no claim may be made for any alleged breach unless the amount of such claim or claims, individually or in the aggregate, exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Basket”), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, the Liability Cap, and (ii) the aggregate liability of Seller for all such breaches shall not exceed one percent (1%) of the Purchase Price (the “Liability Cap”).

Notwithstanding the foregoing, and surviving the Closing for the Survival Period, Buyer shall not have any right to make a claim after the Closing on any of the representations or warranties made in this Agreement or in any closing document to the extent that such representations or warranties were, are or have become inaccurate or incorrect in any material respect and Buyer has, receives or obtains actual knowledge of such inaccuracy prior to the Closing; provided that the foregoing shall not in any way limit the obligations or liability of Tenant under any Lease or the rights and remedies of Buyer (in its capacity as landlord) under any Lease.

14. Reserved.

15. Reserved.

16. Reserved.

17. Notices. All notices, elections, requests and other communications hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) Business Days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next Business Day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when sent via electronic mail; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller: Trustmark Bank
248 East Capitol Street, Suite 1006
Jackson, MS 39201
Attention: General Counsel
Phone: (601) 208.5088
Email: legal@trustmark.com

with a copy to: Greenberg Traurig, P.A.
450 S. Orange Avenue, Suite 650
Orlando, FL 32801
Attention: Jonathan M. Perry, Esq.
Phone: (407) 420-1000
Email: perryjo@gtlaw.com

If to Buyer: c/o Blue Owl Real Estate Capital LLC
150 North Riverside Plaza, 37th Floor
Chicago, Illinois 60606

Attn: Asset Management
Email: RealEstateTransactions@blueowl.com

with a copy to: Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attn.: David A. Rosenberg, P.C. & Michael C. Shultz
Email: david.rosenberg@kirkland.com &
michael.shultz@kirkland.com

If to Escrow Agent: First American Title Insurance Company
200 W. Madison Street, Suite 800
Chicago, IL 60606
Attention: Zachary Allen
Phone: (857) 352-4824
Email: zallen@firstam.com

18. Brokerage Commissions. Seller warrants to Buyer that Seller’s Broker (as defined below) and all other finders or brokers which have been involved with the introduction of Seller and Tenant and/or the execution and delivery of the Leases and the leasing of the same pursuant thereto have been paid in full, and that no commissions or fees shall be due and payable to any finder, broker or leasing agent in the event of a renewal or expansion with respect to any Lease. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Properties, except for Jones Lang LaSalle Americas, Inc. (“Seller’s Broker”). In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the nonbreaching party from and against any claims, losses, damages, liabilities and expenses, including, but not limited to, attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

19. Miscellaneous Provisions.

(a) Assignment; Binding Effect. Buyer may assign all or any of its rights and obligations hereunder, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer or any affiliate of Buyer; provided, however, that any assignee of Buyer shall assume all of the obligations of Buyer hereunder and no assignment shall relieve Buyer from any of its obligations under this Agreement. In addition, Buyer shall have the right to direct Seller, upon written notice to Seller given at least five (5) business days prior to Closing, to convey any individual Premises to one or more affiliates of Buyer in lieu of conveying all of the Premises to Buyer at Closing, and the final documents to be delivered at Closing, including, without limitation, the Deeds, the Assignments of Licenses, Permits, Plans, Contracts and Warranties, the Quit Claim Bills of Sale and the Leases, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith. Any other assignment by Buyer shall require Seller’s consent. Seller shall not assign its rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

(b) Captions. The several headings and captions of the sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Properties, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer.

(d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

(e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Properties, in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f) Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles. Seller and Buyer agree that any dispute arising out of this Agreement, the subject matter of this Agreement, the Properties or the transaction between Seller and Buyer, whether brought in contract or tort or at common law, shall be subject to the jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. Seller and Buyer further agree to accept service of process out of any of the aforesaid courts in any such dispute by registered or certified mail addressed to Seller or Buyer, as appropriate, and sent pursuant to the terms of Section 17 of this Agreement. This paragraph shall survive Closing or the early termination of this Agreement.

(g) Electronic Signatures and Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be executed via an inked or “wet” signature or, subject to the limitations of this paragraph, an electronic signature valid under that state’s uniform electronic transactions act (“UETA”), or if no such act exists, under the Electronic Signatures in Global and National Commerce Act, 15 USC § 7001, et seq. (“e-sign”). Executed signature pages may be delivered using portable document format (e.g., pdf) or similar file type and transmitted via facsimile, electronic mail, cloud-based server, e-signature technology (e.g. DocuSign) or similar electronic means, and, upon receipt, will be deemed originals and binding upon the signatories hereto. Any manual signature upon this document that is faxed, scanned or photocopied, and any electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original inked or “wet” signature, and the parties hereby waive any objection asserting the contrary. Notwithstanding the above, any deeds, leases, assignment of leases and/or lease amendments to be delivered under or pursuant to this Agreement must be executed, witnessed and acknowledged in original inked “wet” signatures and shall not be signed via electronic signature.

(h) Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees whether incurred before, during or after trials or an appeal or in litigating entitlement to attorney’s fees and costs, as well as determining the amount of recoverable attorney’s fees and costs. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. This paragraph shall survive Closing or the early termination of this Agreement.

(i) Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or U.S. federal holiday, the time therefor shall be extended to the next Business Day.

(k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(l) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

(n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

(o) No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public record of any jurisdiction.

(p) Tax Deferred Exchange. Seller and Buyer agree to cooperate with each other in effecting for the benefit of either party a delayed like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that (i) neither party shall be obligated to delay the Closing hereunder and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.

(q) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER AND SELLER HEREBY VOLUNTARILY, KNOWINGLY, AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER, OR ARISING OUT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

(r) Specially Designated Nationals and Blocked Persons. Seller represents and warrants to Buyer that (I) Seller and each Person owning an interest in Seller is (aa) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets

Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (bb) not currently a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (II) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (III) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), (IV) none of the funds of Seller have been derived from any unlawful activity with the result that the investment in Seller is prohibited by law or that this Agreement is in violation of law, and (V) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. The term “Person” means any natural person, corporation, company, partnership, trust or other business entity. Seller covenants and agrees (I) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (II) to immediately notify Buyer in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Seller has a reasonable basis to believe that they may no longer be true or have been breached, (III) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Buyer under this Agreement and (IV) at the request of Buyer, to provide such information as may be requested by Buyer to determine Seller’s compliance with the terms hereof.

(s) Confidentiality. Buyer and Seller shall maintain the existence of this transaction and the terms and provisions contained herein in the strictest confidence and shall not, without prior written consent of the other party (which consent may be withheld in either party’s sole and absolute discretion), disclose to any other person (other than the other party’s respective attorneys, accountants, consultants, investors, lenders, potential lenders, agents and/or advisors who are involved in the transaction and potential investors on the condition that all such persons shall be directed to comply with the confidentiality provisions hereof) or entity by any means whatsoever: (a) any information pertaining to any due diligence materials provided by Seller, (b) any information pertaining to the Agreement, or (c) any information or documentation (written or oral) provided by either party or their agents and representatives concerning either party or their businesses; provided, however, the foregoing provisions shall not prohibit the disclosure of information which: (i) is already known to the disclosing party from sources not known by the disclosing party to be subject to any confidentiality obligations to the other party (after due inquiry), (ii) is or becomes generally available to the public other than as a result of a disclosure by the disclosing party, (iii) is developed by the disclosing party without reference to any due diligence materials provided by Seller or any information obtained by inspection of the Property, or (iv) is required to be disclosed by applicable statute, law, regulation or governmental authority. Notwithstanding the foregoing, from and after the Closing, the confidentiality provisions contained in the Leases shall control.

(t) Securities Laws. Buyer hereby acknowledges that it is aware, and that it will advise any persons who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from Seller, non-public information concerning the matters which are the subject of this Agreement, from purchasing or selling securities of Seller, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(u) Exclusivity. Commencing on the Effective Date and continuing through the Closing or earlier termination of this Agreement, Seller will not solicit, accept, negotiate, provide information for, otherwise pursue or respond to (other than to reject) any offers, proposals, expressions of general interest or preliminary discussions for the sale of, or any equity or debt investment or financing or similar transaction with respect to, the Properties.

(v) Press Release. Neither Seller nor Buyer shall issue any press release or other public announcement with respect to this Agreement to the press or the public without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed). Following any press release, public disclosure or other public announcement made by or through Seller, Buyer may identify Seller, Tenant, or the particulars of the transactions contemplated by this Agreement in connection with any marketing or case study materials prepared by Buyer or its affiliates; provided that (i) such materials shall be limited to factual information that is publicly available and (ii) Seller shall have a one-time right to approve the initial case study materials, such approval not to be unreasonably withheld, conditioned or delayed; if Seller does not respond to Buyer’s written request for approval within three (3) calendar days after receipt, such materials shall be deemed approved. Any use of Seller's or Tenant's name, logo, trademarks, service marks, or other branding elements shall be subject to Seller's then-current brand usage guidelines, as provided to Buyer from time to time. Seller hereby grants Buyer a limited, non-exclusive, non-transferable, revocable license to use Seller's and Tenant's names and logos solely for the purposes expressly permitted under this Section. Except for such limited license, no right, title, interest, ownership right, or other license in or to Seller's or Tenant's names, logos, trademarks, service marks, or other intellectual property is granted or conveyed to Buyer, whether by implication, estoppel, or otherwise. All goodwill arising from such use shall inure solely to the benefit of Seller and/or Tenant, as applicable. Any reference to Seller, Tenant, or the transactions contemplated hereby shall be factual in nature only. Without Seller's or Tenant's, as applicable, prior consent, neither Buyer nor any of its affiliates shall state or imply that Seller, Tenant, or any of their affiliates endorses, sponsors, recommends, or is otherwise affiliated with Buyer, its affiliates, or any investment product, fund, or offering of Buyer. Notwithstanding the foregoing, either Seller or Buyer, or any direct parent entity of Seller or Buyer, may, without the prior consent of the other party, issue any press release or make any public disclosure or other public announcement relating to this Agreement and the transactions contemplated hereby as the disclosing party may determine is required under the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations of the U.S. Securities and Exchange Commission or any securities exchange, applicable banking laws or regulations, or other applicable laws, rules or regulations.

(w) Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

(x) Additional Land in Panama City Beach, FL. Seller has or intends to enter into a purchase and sale agreement with a third party (the “Third-Party PSA”) to purchase the vacant and unimproved land located at 7500 Front Beach Road, Panama City Beach, FL (“7500 Land”). The 7500 Land abuts the Premises located at 7522 Front Beach Road, Panama City Beach, FL (“7522 Premises”) and Seller believes the 7500 Land will complement and enhance the use, operation and value of the 7522 Premises. Buyer shall have five (5) Business Days following receipt of the Third-Party PSA, Title Commitment, Survey, Zoning Report, and Phase I Report for the 7500 Land, along with all reasonably requested due diligence materials relating to the 7500 Land, to evaluate and approve or reject the 7500 Land. If Buyer approves the 7500 Land, Buyer shall accept title from the current owner on the Closing Date, and Seller shall pay the purchase price and all associated closing expenses in connection with the acquisition of the 7500 Land, including, without limitation, the cost of the title policy and Buyer’s legal costs associated with the acquisition of the 7500 Land in an amount not to exceed $12,000.00. Seller shall indemnify and hold harmless Buyer from and against any and all liabilities arising under or in connection with the Third-Party PSA for the 7500 Land. Notwithstanding the foregoing, if the Title Commitment, Survey, Zoning Report, Phase I Report, or any other diligence material for the 7500 Land discloses a material title, survey, zoning, or environmental defect, Buyer shall not be obligated to accept title to the 7500 Land. If Buyer accepts title to the 7500 Land pursuant to this Section 19(x), 7500 Land shall be included as part of the Lease for 7522 Premises. This Section 19(x) shall survive the Closing and shall not be subject to the limitations of liability set forth in Section 13 of this Agreement.

20. State-Specific Provisions.

(a) Florida. With respect to the Premises in the State of Florida, Buyer and Seller agree as follows:

(i) Radon Gas Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. This notice is given pursuant to 404.056(5) Florida Statutes.

(ii) Buyer is (i) not a Foreign Principal as defined in s. 692.201, F.S., and is in compliance with the requirements set out in ss. 692.202-205, F.S., or (ii) a Foreign Principal as defined in s. 692.201, F.S., and is in compliance with the requirements set out in ss. 692.202-205, F.S. If required by the Title Company, Buyer will deliver an affidavit confirming the foregoing at Closing.

(iii) Energy Efficiency Rating Disclosure. In accordance with §553.996, Florida Statutes, Seller hereby notifies Buyer of Buyer’s option to obtain an energy-efficiency rating on the buildings on the Property. Seller makes no representations or warranties as to any such energy-efficiency rating. Such information shall not constitute a basis for any claims against Seller with respect to the disclosures required under the Florida Building Energy-Efficiency Rating Act, nor shall Seller be liable or responsible to Buyer for its reliance on any energy-efficiency rating obtained by Buyer on its behalf.

(b) Texas. With respect to the Premises in the State of Texas, Buyer and Seller agree as follows:

(i) Uniform Vendor and Purchaser Risk Act Not Applicable. It is the express intent of the parties hereto that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) not apply to this Agreement.

(ii) Texas Senate Bill 17 Property Prohibition. Buyer is not a “foreign principal” or “covered entity” as defined in Texas Senate Bill 17, codified at Tex. Bus. & Com. Code § 2274.0101 et seq. (“SB 17”), including but not limited to any government, citizen, or business of the People’s Republic of China, the Islamic Republic of Iran, the Democratic People’s Republic of Korea (North Korea), or the Russian Federation, and any other country, entity, or organization hereafter designated as a restricted foreign principal pursuant to SB 17 or any successor statute, regulation, or gubernatorial designation (as amended, the “Property Prohibition Act”). Buyer is not owned, controlled, or majority-influenced, directly or indirectly, by any person or entity described in this paragraph. Buyer shall provide immediate written notice to Seller upon any change in circumstances that could render the foregoing representations untrue or inaccurate in any respect, including but not limited to changes in Buyer’s ownership or control, or changes that could cause Buyer to fall within a category subsequently designated as a “foreign principal” under SB 17. If the foregoing representation is untrue or if Buyer otherwise becomes subject to the Property Prohibition Act at any time at or prior to Closing, a Buyer default will be deemed to have occurred, and Seller will have the option to terminate this Agreement.

(iii) If any Premises is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this Agreement. Buyer hereby agrees and acknowledges that if any Premises is located in any such district and that execution of this Agreement by the parties shall be deemed to constitute their execution of the required statutory notices and Buyer’s acknowledgement of receipt of such statutory notices prior to the execution of a binding contract for purchase of the Premises. The parties agree to execute any required statutory notices into escrow at Closing.

(iv) If any Premises is not located within a municipality’s limits or a municipal utility district (MUD) and is located in a certificated service area of a utility service provider (a utility, a water supply or sewer service corporation, or a special utility district organized and operating under Chapter 65, Water Code). §13.257, Water Code requires Seller to deliver a notice regarding the utility service provider to Buyer. Buyer hereby agrees and acknowledges that if any Premises is located in any such district and that execution of this Agreement by the parties shall be deemed to constitute their execution of the required statutory notices and Buyer’s acknowledgement of receipt of such statutory notices prior to the execution of a binding contract for purchase of the Premises. The parties agree to execute any required statutory notices into escrow at Closing.

(v) If any Premises adjoins or shares a common boundary with the tidally influenced submerged lands of the state, §33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included as part of this Agreement. Buyer hereby agrees and acknowledges that if any Premises is located in any such area and that execution of this Agreement by the parties shall be deemed to constitute their execution of the required statutory notices and Buyer’s acknowledgement of receipt of such statutory notices prior to the execution of a binding contract for purchase of the Premises. The parties agree to execute any required statutory notices into escrow at Closing.

(vi) If any Premises is located seaward of the Gulf Intracoastal Waterway, §61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of such Premises to be included as part of this Agreement. Buyer hereby agrees and acknowledges that if any Premises is located in any such area and that execution of this Agreement by the parties shall be deemed to constitute their execution of the required statutory notices and Buyer’s acknowledgement of receipt of such statutory notices prior to the execution of a binding contract for purchase of the Premises. The parties agree to execute any required statutory notices into escrow at Closing.

(vii) If any portion of any Premises is located outside the limits of a municipality, Seller hereby notifies Buyer that such Premises may now or later be included in the extra-territorial jurisdiction (“ETJ”) of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and ETJ. To determine if any Premises is located within a municipality’s ETJ, Buyer should contact all municipalities located in the general proximity of such Premises for further information.

(viii) Any Premises may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If any Premises is located in a certificated area, there may be special costs or charges that Buyer will be required to pay before Buyer can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to such Premises. Buyer is advised to determine if any Premises is in a certificated area and contact the utility service provider to determine the cost that Buyer will be required to pay and the period, if any, that is required to provide water or sewer service to such Premises.

(ix) If any portion of any Premises is located in a public improvement district, Seller is required to notify Buyer as follows: As a purchaser of the Premises, you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372 of the Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of such assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Buyer acknowledges that its failure to pay the assessments could result in a lien on and foreclosure of the Premises.

(c) Alabama. With respect to the Premises in the State of Alabama, Buyer and Seller agree as follows:

(i) Condemnation/Eminent Domain. The Parties acknowledge that, in accordance with Ala. Code Ann. §§ 18-1A-32 and 18-1A-20, the term “condemnation” as used herein shall also mean “eminent domain”.

(ii) Claim Bar Date. The Parties acknowledge and agree that the ninety (90) day period establishing the claim bar date or other such date as provided herein above may be shorter than the time period set forth in Code of Ala. § 6-2-34. To the fullest extent permitted by law, each Party relinquishes its rights under § 6-2-34. In the event the time period establishing such claim bar date or other such date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the claim bar date or other such date shall instead be the date that is set forth in § 6-2-34; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Agreement on the Effective Date.

SELLER:

TRUSTMARK BANK,
a Mississippi banking corporation

By: /s/ Robert B. Harvey

Name: Robert B. Harvey

Title: Executive Vice President, Chief Credit and Operations Officer

BUYER:

ON BEHALF OF EACH ENTITY LISTED ON EXHIBIT E, each a Delaware limited liability company

By: /s/ Michael Reiter

Name: Michael Reiter

Title: Authorized Representative

Schedule 11-1